Exhibit 10.2

FIFTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

This FIFTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is dated as of March 30th, 2022 (“Effective Date”), by and between AWARE, INC., a Massachusetts corporation (“Seller”); and FDS BEDFORD, LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are sometimes referred to herein as the “Parties” or individually as a “Party.”

RECITALS:

A. Purchaser and Seller entered into that certain Agreement of Purchase and Sale dated as of April 26, 2021, as amended by that certain First Amendment to Agreement of Purchase and Sale dated August 6, 2021, that certain Second Amendment to Agreement of Purchase and Sale dated September 30, 2021, that certain Third Amendment to Agreement of Purchase and Sale dated November 15, 2021, and that certain Fourth Amendment to Agreement of Purchase and Sale dated December 1, 2021 (collectively, the “Agreement”), regarding the Property located 40 Middlesex Turnpike, Bedford, Massachusetts 01730; and

B. The Parties wish to amend the Agreement on the terms and conditions set forth herein.

AGREEMENTS:

NOW, THEREFORE, in consideration for the mutual agreements, covenants, warranties and representations contained herein, and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged and confessed by each of the Parties, Seller and Purchaser do hereby agree as follows:

1. Closing. Notwithstanding anything to the contrary contained in the Agreement, the Parties hereby acknowledge and agree that the Closing Date shall be June 30, 2022, or such earlier date agreed to by the Parties.

2. Post-Closing License Agreement. Section 5.6 of the Agreement is hereby deleted and replaced with the following:

“Notwithstanding Section 5.5 above, Aware, Inc., as “Licensee” may continue to occupy the Property through September 30, 2022, to be further outlined in a post-closing license agreement in substantially the form of Exhibit E attached hereto (the “License Agreement”).”

3. Purchaser’s Default. Section 8.1 of the Agreement is hereby deleted and replaced with the following:

“If Purchaser defaults under this Agreement, including in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in Section 6.3 is not satisfied due to a default by Purchaser and Seller elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied by the later of the (i) the Closing Date and (ii) the date fifteen (15) business days after Seller has given Purchaser written notice of the same, then Seller shall be entitled to total damages from Purchaser equal to Seven Million and 00/100 Dollars ($7,000,000.00) as full and complete liquidated damages (the “Purchaser LDs”), and as the exclusive and sole right and remedy of Seller, in which event, this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party, except for obligations that expressly survive termination of this Agreement. Upon such a termination, the Seller shall be entitled to retain the Deposit, and the Deposit shall be credited against, and counted toward, Purchaser’s obligation under this Section to pay the Purchaser LDs to Seller. Purchaser acknowledges that Seller’s actual damages caused by Purchaser’s default in its obligation to proceed to Closing would be difficult to determine precisely and that the Purchaser LDs, as liquidated damages, constitute a fair and reasonable approximation. Seller hereby waives any right to recover damages (whether actual, consequential, punitive or other) as a result of Purchaser’s default in its obligation to proceed to Closing in accordance with this Agreement or as a result of any conditions set forth in Section 6.3 not being satisfied, except for the Purchaser LDs as described in this Section 8.1.

4. Additional Deposit; Release. The Parties acknowledge and agree that the Title Company currently holds Purchaser’s initial deposit in the amount of $125,000.00 (“Initial Deposit”) and that the Initial Deposit became nonrefundable (except as otherwise expressly set forth in the Agreement). Purchaser hereby agrees (1) to deposit an additional nonrefundable (except as otherwise expressly set forth in the Agreement) deposit in the amount of $125,000.00 (the “Additional Deposit”) with the Title Company promptly following the Effective Date, and (2) that the Title Company is authorized to release the Initial Deposit and the Additional Deposit to Seller. The Parties further agree that notwithstanding anything to the contrary contained in the Agreement, all references to the “Deposit” in the Agreement (as amended by this Amendment) shall mean the Initial Deposit and the Additional Deposit collectively.

5. Terms. Any capitalized terms not so defined herein shall have that meaning as given them in the Agreement, unless specifically defined otherwise herein.

6. Ratification. Except as set forth in this Amendment, all other terms and conditions of the Agreement are hereby reinstated, ratified and affirmed by each of the Parties. In all other respects, the Agreement shall continue in full force and effect, unmodified except to the extent provided herein, and Seller and Purchaser hereby RATIFY and AFFIRM the Agreement. In the event of a conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall control.

7. Facsimile and Electronic Signatures. This Amendment may be signed by facsimile or other electronic means and such signatures shall be treated as original signatures for all purposes. Facsimile or other electronic signatures of this Amendment shall be valid and binding and shall have the same force and effect as an original.

8. Counterparts. This Amendment may be executed in multiple counterparts, which counterparts, each of which shall be deemed an original, when taken together, shall constitute an original of this Amendment.

9. Entire Agreement. This Amendment and the Agreement embody and constitute the entire understanding between the Parties with respect to the transactions contemplated herein and therein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Amendment. Neither this Amendment nor the Agreement nor any provision of this Amendment or the Agreement may be waived, modified or amended except by an instrument in writing signed by the Party against whom modification or amendment is sought, and then only to the extent set forth in such instrument.

10. Authority. Seller and Purchaser represent and warrant to each other respectively that they have the requisite power and authority to enter into this Amendment; that all necessary and appropriate approvals, authorizations and other steps have been taken to affect the legality of this Amendment; and that the signatories executing this Amendment are authorized to do so on behalf of Seller and Purchaser.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above set forth, which shall be the effective date of this Amendment for all purposes.

SELLER: AWARE, INC.

By:	/s/ David Barcelo
Print Name: David Barcelo
Its: CFO

PURCHASER: FDS BEDFORD, LLC

By:	/s/ Claiborne Williams
Print Name: Claiborne Williams
Its: Authorized Signatory

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FDS Guarantor, LLC, a Delaware limited liability company, hereby executes this Amendment for the purpose of agreeing to be jointly and severally liable with Purchaser for Purchaser’s obligations in Section 8.1 of the Agreement (as amended by this Amendment).

FDS GUARANTOR, LLC, a Delaware limited liability company

By:	/s/ Claiborne Williams
Name: Claiborne Williams
Title: Managing Member

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